Exhibit 5.1
March 16, 2006
Bookham, Inc.
2584 Junction Avenue
San Jose, CA 95134
Ladies and Gentlemen:
Re: Registration Statement on Form S 3
This opinion is furnished to you in connection with a Amendment No. 1 to Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 5,836,001 shares of Common Stock, $0.01 par value per share (the “Shares”), of Bookham, Inc., a Delaware corporation (the “Company”). All of the Shares are being registered on behalf of certain stockholders of the Company (the “Selling Stockholders”).
We are acting as counsel for the Company in connection with the registration for resale of the Shares. We have examined signed copies of the Registration Statement filed with the Commission. We have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.
In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.
Our opinion below, insofar as it relates to the Selling Stockholders’ shares being fully paid, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such shares.
We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.
We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Bookham, Inc.
March 16, 2006

Based upon and subject to the foregoing, we are of the opinion that: (i) 4,571,010 of the Shares have been duly authorized and are validly issued, fully paid and nonassessable, (ii) 178,990 of the Shares have been duly authorized, and, when issued, sold and delivered against payment therefor in accordance with the terms and conditions of the Securities Exchange Agreement, dated as of January 13, 2006 (the “Securities Exchange Agreement”), by and among the Company, Capital Ventures International, Portside Growth & Opportunity Fund, Satellite Strategic Finance Associates LLC and Smithfield Fiduciary LLC, will be validly issued, fully paid and nonassessable, (iii) 304,540 of the Shares issuable upon exercise of warrants issued pursuant to the Securities Exchange Agreement have been duly authorized, and, when issued, sold and delivered against payment therefor in accordance with the terms and conditions of such warrants will be validly issued, fully paid and nonassessable, (iv) 95,461 of the Shares issuable upon exercise of warrants to be issued pursuant to the Securities Exchange Agreement have been duly authorized, and, when issued, sold and delivered against payment therefor in accordance with the terms and conditions of such warrants will be validly issued, fully paid and nonassessable and (v) 686,000 of the Shares issuable upon exercise of warrants issued pursuant to the Exchange Agreement, dated as of January 13, 2006, by and among the Company, Bookham Technology plc, Capital Ventures International, Magnetar Capital Master Fund, Ltd. Portside Growth & Opportunity Fund, Satellite Strategic Finance Associates LLC, Smithfield Fiduciary LLC, SDS Capital Group SPC, Ltd and Vicis Capital Master Fund, have been duly authorized, and, when issued, sold and delivered against payment therefor in accordance with the terms and conditions of such warrants will be validly issued, fully paid and nonassessable.
It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ John A. Burgess

John A. Burgess, Partner